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                                      ROI
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                                  CORPORATION

MEDIA CONTACT:                                     INVESTOR RELATIONS:
Mandy Ownley                                       Sharon Will
ROI Corporation                                    Saggi Capital Corp.
912-527-4414                                       518-398-7830

                              For Immediate Release

                ROI CORPORATION ANNOUNCES RESULTS FOR THE SECOND
                        QUARTER ENDED DECEMBER 31, 2003

Kennesaw, Georgia -- February 17, 2003 -- (OTCBB: ROIE) Return On Investment Corporation (ROI) reported financial results for the second fiscal quarter ended December 31, 2003.

ROI's revenue for the second quarter ended December 31, 2003, increased 21.2% to $2,152,754 compared to $1,776,123 for the second quarter in the prior fiscal year. The net loss and pro forma net loss for the second quarter ended December 31, 2003 amounted to $1,071,508 and $657,562, respectively. This is compared to a net loss and pro forma net loss of $684,601 and $257,401, respectively, for the second quarter in the prior fiscal year.

ROI's revenue for the six months ended December 31, 2003, increased 16.5% to $4,516,744 compared to $3,878,482 for the comparable six months in the prior fiscal year. Excluding the Campana Data operations which closing was finalized in October 2002, and the revenues from the November 2003 acquisitions, revenue would have increased by 24.0%, over the comparable six month period of the prior fiscal year. The net loss and pro forma net loss for the six months ended December 31, 2003, amounted to $1,428,328 and $578,231, respectively. This is compared to a net loss and pro forma net loss of $1,102,642 and $285,913, respectively, for the comparable six months in the prior fiscal year.

ROI's President and CEO, Arol Wolford, stated, "Since the beginning of the second quarter, we have closed three acquisitions in our construction vertical business and one acquisition in the payment processing business. In addition, we have resolved the escrow share overhang and completed a private placement. The GO Software business continues with record revenue growth and recently announced its 100,000th customer. The start up nature of our construction vertical business necessitates investments as we establish ourselves in this important sector. We believe that we are making significant strides in executing our strategic plan and while still not profitable, we continue to make progress.

                                      Quarter Ended                   Six Months Ended
                                       December 31,                      December 31,
                                        Unaudited                         Unaudited
                                  2003             2002             2003             2002
                              -----------------------------     -----------------------------
Revenue                       $  2,152,754     $  1,776,123     $  4,516,744     $  3,878,482

Net loss                      $ (1,071,508)    $   (684,601)    $ (1,428,328)    $ (1,102,642)
Per share                     $      (0.10)    $      (0.06)    $      (0.13)    $      (0.10)

Pro forma net loss            $   (657,562)    $   (257,401)    $   (578,231)    $   (285,913)
Per share - pro forma         $      (0.06)    $      (0.02)    $      (0.05)    $      (0.03)


PRO FORMA NET LOSS IS CALCULATED AS FOLLOWS:

                                      Quarter Ended                   Six Months Ended
                                       December 31,                      December 31,
                                        Unaudited                         Unaudited
                                  2003             2002             2003             2002
                              -----------------------------     -----------------------------
Net loss                      $ (1,071,508)    $   (684,601)    $ (1,428,238)    $ (1,102,642)
Depreciation and
     amortization                  330,613          343,867          683,341          650,063
Interest accretion on
     warrants                       83,333           83,333          166,666          166,666
                              ------------     ------------     ------------     ------------
Pro forma net loss            $   (657,562)    $   (257,401)    $   (578,231)    $   (285,913)

USE OF NON-GAAP FINANCIAL MEASURES
----------------------------------

This press release discloses certain financial measures, such as the pro forma net income (loss),that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess our financial operating results, management believes that pro forma presentation is an appropriate measure of evaluating the Company's operating performance, because the presentation of pro forma net income (loss) provides useful information to investors as a measure of operating performance basic to its ongoing operations, which is more comparable from period to period without charges related to write-down of assets. In addition, this measure provides a better understanding of the non-cash items included in the Company's operating results, and the Company uses these pro forma measures to evaluate the internal performance of its business units and as a basis for calculating business unit incentive compensation. However, the pro forma presentation should be considered in addition to, and not as a substitute, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

ABOUT RETURN ON INVESTMENT CORPORATION (WWW.ROICORPORATION.COM)
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More than 100,000 businesses use ROI software to process payment transactions on virtually any computer and to connect IBM midrange systems to the rest of the world. GO Software, Inc., a subsidiary of ROI, is the number one independent provider of payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment. Tectonic Solutions, Inc., a subsidiary of ROI, is a solution provider that helps building product manufacturers and distributors improve the way they organize, display, and distribute their product information. Tectonic also help designers and builders to more easily locate, understand, select, and purchase building products.

FORWARD LOOKING STATEMENTS
Statements that include the terms "believes", "intends", or "expects" are intended to reflect "forward looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K.

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